Exhibit 10.1
Information Concerning Executive Compensation

It has been the policy of Leucadia National Corporation (the “Company”) since the current management took over in 1978 to emphasize performance based compensation through the payment of discretionary bonuses.

On January 21, 2011, the Company’s Board of Directors, upon the recommendation of the Compensation Committee in consultation with Ian M. Cumming, Chairman of the Board, and Joseph S. Steinberg, President of the Company, approved annual salary increases (effective January 1, 2011) and discretionary 2010 cash bonuses for each of the Company’s executive officers who were included as named executive officers in the Company’s 2010 proxy statement (other than Mr. Cumming and Mr. Steinberg1 ).

Name	Base Salary in 2011	Bonus Award for 20102

Thomas E. Mara	$371,000	$3,610,920

Joseph A. Orlando	$338,000	$2,809,930

Justin R. Wheeler	$306,000	$3,849,000

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1 Consistent with past practice, bonuses for 2010 for Messrs. Cumming and Steinberg will be considered by the Compensation Committee of the Board of Directors at the Board of Directors meeting to be held following the Company’s 2011 annual meeting of shareholders.

2Includes an annual holiday bonus paid to all employees based on a percentage of salary of $10,920 for Mr. Mara, $9,930 for Mr. Orlando and $9,000 for Mr. Wheeler.